EXHIBIT 23.5


 The Board of Directors
 JLW Asia Holdings Limited
 Hong Kong



 We consent to the incorporation by reference in the registration statement on Form S-3 dated 11 March 1999 (and filed on 24 March 1999) of Jones Lang LaSalle Incorporated (formerly LaSalle Partners Incorporated) of our report dated 19 February 1999 with respect to the Group balance sheets of JLW Asia Holdings Limited and subsidiaries ("the Group") as of 31 December 1998 and 1997, and the related Group profit and loss accounts, Group statements of total recognized gains and losses, reconciliations of shareholders' funds and cash flows for each of the years in the three-year period ended 31 December 1998, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated dated 11 March 1999 (and filed on 24 March
 1999), and to the reference to our firm under the heading "Experts" in the Prospectus. Our report is based in part upon the report of other independent auditors, with respect to JLW Property Consultants Pte Ltd and its subsidiaries for the periods indicated in their report thereon.


 /s/ KPMG
 Certified Public Accountants
 Hong Kong
 24 March, 1999